Exhibit 10.2

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT, WHICH ARE DENOTED BY ***. A COMPLETE COPY OF THIS AGREEMENT, INCLUDING THE REDACTED PORTIONS, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

INDUSTRIAL FACILITY LEASE

Dated as of September 29, 2011

between

TEACHERS’ RETIREMENT SYSTEMS OF ALABAMA,

an instrumentality of the State of Alabama,

and

EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA,

an instrumentality of the State of Alabama, as Landlord

and

NAVISTAR, INC.

a Delaware corporation, as Tenant

Leased Premises : 1200 Haley Drive

                                             Cherokee, Alabama 35616

i

(continued)

(continued)

(continued)

EXHIBITS:

Exhibit A — Legal Description of the Land

Exhibit B — Exceptions to Title

INDUSTRIAL FACILITY LEASE (this “Lease”), dated as of September 29, 2011, by and between Teachers’ Retirement Systems of Alabama, an instrumentality of the State of Alabama, and Employees’ Retirement System of Alabama, an instrumentality of the State of Alabama (collectively, “Landlord”) and Navistar, Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord is the owner of that certain parcel of land constituting approximately seven hundred (700) acres in Cherokee, Alabama, as more specifically identified in Exhibit “A” hereto (the “Land”) and all of the improvements situated on the Land, including that certain building consisting of approximately 2,150,000 square feet (the “Facility”, and collectively with the other improvements upon the Land, the “Improvements”);

WHEREAS, Landlord desires to lease the Land and all of the Improvements (such Land and Improvements, together with all appurtenances belonging to or in any way pertaining to the Land and the Improvements, hereinafter jointly or severally, as the context requires, the “Leased Premises”) to Tenant and Tenant desires to lease the Leased Premises from Landlord;

NOW, THEREFORE, upon the mutual promises and considerations set forth herein, the sufficiency of which is acknowledged by each party, the parties hereto agree as follows:

ARTICLE I

GRANT, TERM

Section 1.1    Grant. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Tenant to be performed, shall lease to Tenant, and Tenant shall lease from Landlord, the Leased Premises.

Section 1.2    Initial Term. The term of this Lease shall commence on January 1, 2012 (hereinafter referred to as the “Commencement Date”), and shall terminate December 31, 2021, unless sooner terminated or extended as herein set forth (the “Initial Term”). On the Commencement Date, Landlord shall deliver the Leased Premises to Tenant in broom clean condition and free of all occupants.

Section 1.3    Extension Term. Tenant shall have the right, upon written notice to Landlord given no later than June 30, 2020 and provided no Event of Default shall have occurred and be continuing as of the date of such written notice, to elect to extend the term of this Lease for one (1) additional term of one hundred twenty (120) months (the “Extension Term”) upon all of the terms, covenants and conditions contained in this Lease. Any and all references contained herein to the “Term” shall be deemed to include the Initial Term, as extended by the Extension Term, if applicable.

Section 1.4    Early Commencement. Notwithstanding anything to the contrary in this Article 1 or elsewhere in this Lease, Tenant shall have the right, in its sole discretion, to elect to commence the Lease prior to January 1, 2012 upon written notice to Landlord designating such early commencement, which date shall only be permitted on the first date of a month (the “Early Commencement Date”). If Tenant elects an Early Commencement Date, then (i) the Initial Term shall be for a period of one hundred twenty (120) months from such Early Commencement

Date and the expiration date set forth in Section 1.2 shall be adjusted accordingly and (ii) any and all dates herein shall be adjusted accordingly to reflect the number of months prior to January 1, 2012 that the Early Commencement Date occurred. For the avoidance of doubt and by way of example only, if the Early Commencement Date occurs on December 1, 2011, then all dates herein shall adjusted to be one month earlier then stated, including, without limitation, the notice date for exercise of the Extension Term (which, in the foregoing example, would be May 31, 2020).

ARTICLE II

INSPECTION OF LEASED PREMISES; REPRESENTATIONS

Section 2.1    Inspections; Representations. Tenant acknowledges that (i) the Leased Premises is of its selection, (ii) it has inspected and, subject to the terms and conditions of this Lease, accepts the Leased Premises and (iii) except as may be provided in Sections 2.2, 9.3, 18.3 and Article XIX, no representations as to the repair of the Leased Premises, nor promises to alter, remodel or improve the Leased Premises, have been made to Tenant by Landlord. Tenant acknowledges that, except as may be set forth in Sections 2.2, 9.3, 18.3 and Article XIX, Landlord (whether acting as landlord hereunder or in any other capacity) has not made and will not make, nor shall Landlord be deemed to have made, any warranty or representation, express or implied, with respect to the Leased Premises, including any warranty or representation as to (a) its fitness, design or condition for any particular use or purpose, (b) the quality of the material or workmanship therein, (c) the existence of any defect, latent or patent, (d) compliance with any specifications, (e) use, (f) condition, (g) merchantability, (h) quality, (i) durability, (j) operation, (k) the existence of any Hazardous Materials, Environmental Condition or Environmental Claims, or (1) compliance of the Leased Premises with any law or legal requirement. Subject to Sections 2.2, 9.3, 18.3 and Article XIX, Tenant accepts the Leased Premises and any rights it receives hereunder in or to the use of the Facility and all other Improvements as of the Commencement Date “AS-IS,” “WHERE IS,” “WITH ALL FAULTS” in their present condition. Neither the amount of acreage constituting the Land nor the square foot area of the Facility is guaranteed or warranted by Landlord.

Section 2.2       Landlord’s Representations; Assignment of Warranties. Landlord hereby represents and warrants to Tenant, as of the date hereof, as follows:

(a)        Landlord has good and marketable fee title to the Leased Premises free and clear of all liens and encumbrances except those set forth in Exhibit “B”, and in addition has the full right, power and lawful authority to execute, deliver and perform its obligations under this Lease, in the manner and upon the terms contained herein, and to grant the estate herein demised, with no other person needing to join in the execution hereof in order for this Lease to be binding on all parties having an interest in the Leased Premises;

(b)        The Leased Premises are not subject to any liens, mortgages or other monetary encumbrances other than those presently held by Landlord or set forth in Exhibit “B”;

(c)        Landlord has received no written notice of and has no knowledge of any action, suit or proceeding affecting the Leased Premises or relating to or arising out of the ownership, management or operation of the Leased Premises in any court, or before any federal, state or municipal department, commission, board, bureau or agency or other governmental instrumentality;

(d)        No approval or authorization of any third party is required for Landlord to execute this Lease and to carry out Landlord’s obligations under this Lease;

(e)        To the Landlord’s knowledge, the Leased Premises complies with all applicable laws, regulations and ordinances, including, without limitation, the Americans With Disabilities Act of 1990 (as amended), and all applicable building, fire and safety codes; and

(f)        To the Landlord’s knowledge, all systems and equipment serving the Leased Premises including heating, ventilation and air conditioning, electrical, sprinkler, plumbing (within the restrooms and otherwise), utility lines and dock equipment are in working order.

Section 2.3       Landlord Covenants. Landlord herby covenants to Tenant as follows:

(a)        Upon Tenant’s request, Landlord shall cooperate with Tenant’s application for title insurance for the Leased Premises and shall sign customary title forms and provide information required for Tenant’s purchase of title insurance, such as affidavits of title, certifications of non-foreign status, and corporate, partnership or other entity information of Landlord; and

(b)        On or before the Commencement date any lien, mortgage or encumbrance held by Landlord and affecting the Leased Premises shall be terminated and released of record.

(c)        Landlord shall assign to Tenant, on the Commencement Date, all warranties in connection with the Leased Premises as received from, and all rights of enforcement of such warranties against, all contractors and subcontractors, manufacturers and suppliers, which warranties by their terms (i) remain in force on the Commencement Date and (ii) are assignable to third parties. Despite any such assignment or in the case of any warranties which are not assignable to third parties, in the event any contractor, subcontractor, manufacturer or supplier fails or refuses to honor any such warranty or fails to recognize Tenant’s rights to enforce any such warranty, Landlord agrees to use commercially reasonable efforts to enforce such warranty and to cooperate with Tenant in connection with such enforcement, at Tenant’s sole cost and expense.

Section 2.4       Survival. The representations, warranties, covenants and agreements of the Parties contained herein shall survive indefinitely, except for those representations and warranties in Section 2.2(e) and (f), which shall only survive for ninety (90) days after the Commencement Date.

ARTICLE III

USE OF LEASED PREMISES

Section 3.1       Use. The Leased Premises shall be used and occupied for any lawful purpose, provided that no such use shall (a) violate any certificate of occupancy or law, ordinance or other governmental regulation in effect from time to time and affecting the Leased

Premises or the use thereof, (b) violate any covenants, conditions or restrictions of record in effect as of the date hereof and affecting the Leased Premises or the use thereof or (c) constitute a public nuisance. For the avoidance of doubt, the Parties agree that Tenant shall not have any obligation to continuously operate any business at the Leased Premises, notwithstanding its obligations pursuant to Section 4.1 hereof.

ARTICLE IV

RENT

Section 4.1       Base Rent. Beginning with the Commencement Date, Tenant shall pay to Landlord, on the first business day of each calendar month, a base rent (“Base Rent”) of:

(a)        *** per month for each of the first twelve (12) months of the Initial Term;

(b)        *** per month for each of the subsequent one hundred eight (108) months of the Initial Term; and

(c)        if this Lease is extended in accordance with Section 1.3, *** per month for each of the one hundred twenty (120) months constituting the Extension Term.

Base Rent, and all other amounts and charges payable by Tenant to Landlord pursuant to the terms of this Lease (“Additional Rent”, all Base Rent and Additional Rent are deemed to be and are collectively referred to as “Rent”) shall be paid by electronic funds transfer to Landlord’s account: ABA XXXXXXXXX, Account number XXXXXXXX at State Street Bank & Trust Co. for the account of RSA Acct # XXXX. Landlord shall have the right to change the account for the payment of Rent by giving not less than thirty (30) days written notice thereof to Tenant.

Section 4.2       Penalty and Interest on Late Payments. Each and every installment of Rent which shall not be paid within five (5) business days after the date the same is due shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate” in effect on the due date of such payment, from the date which is five (5) business days after the date the same is payable under the terms of this Lease until the same shall be paid.

Section 4.3       Net Lease. It is the purpose and intent of Landlord and Tenant that the Base Rent payable under this Article 4 shall be net to Landlord and that, except as may be expressly provided in Sections 7.1, 8.2, 9.4 and 25.24, this Lease shall yield, net to Landlord, the Base Rent specified and provided in this Article 4, Tenant shall pay all costs, charges and expenses of every kind and nature whatsoever against the Leased Premises, including, without limitation, insurance premiums, taxes, utilities and assessments of every kind and nature, including all assessments, both regular and special, which may be due by virtue of recorded declarations, covenants and restrictions affecting the Leased Premises, that may arise or become due during the term and that, except for the execution and delivery of this Lease, would or could have been payable by Landlord. All Base Rent and Additional Rent payable hereunder shall be paid as “net” rent without deduction or offset except as may be expressly provided in Sections 7.1, 8.2, 9.4 and 25.24.

Section 4.4    Additional Rent Reduction. If (a) on or before December 31, 2015, Tenant has, in accordance with Article V of the SLDA, certified to the State of Alabama a Request for Payment under Section 5.6(e) of the SLDA, but is not eligible or entitled to Request for Payment under Section 5.6(f) of the SLDA and (b) as of December 31, 2019, Tenant has not paid and is not obligated to pay any amount to the State pursuant to Section 5.9(b) of the SLDA, then the Base Rent for the twelve calendar months constituting calendar year 2020 shall be reduced by ***, such that the monthly rent for each of the twelve months of calendar year 2020 shall be ***. For purposes hereof SLDA means that certain Site Location and Development Agreement dated as of July 18, 2007 by and among National Alabama Corporation, the State of Alabama, Colbert County, The Industrial Development Board of Colbert County, The Shoals Economic Development Authority, Shoals Industrial Development Committee and other Agencies of or within the State of Alabama, as amended by the parties thereto pursuant to a Consent to Assignment and Amendment Agreement between such parties and Tenant dated as of September [27], 2011.

ARTICLE V

IMPOSITIONS

Section 5.1    Payment by Tenant. Tenant shall pay as Additional Rent for the Leased Premises, all taxes and assessments, general and special, water rates and all other impositions, ordinary and extraordinary, of every kind and nature whatsoever, which may be levied, assessed, charged or imposed, and whether accrued prior to or during the term of the Lease, upon the Leased Premises, or any part thereof, or upon any Improvements at any time situated thereon (“Impositions”); provided, however, that Impositions levied against the Leased Premises shall be prorated between Landlord and Tenant as of the Commencement Date and as of the expiration of either the Initial Term or the Extension Term for the last year of such term (and Tenant’s share of said final year Impositions shall be paid by Tenant upon such expiration based on Landlord’s reasonable estimate thereof, subject to reproration upon actual receipt of final tax bills, invoices, etc.). Tenant shall be obligated to pay only those installments falling due during the Term of this Lease and shall have the right, in Tenant’s sole discretion, to pay any special assessments in installments over the longest period available.

Section 5.2    Alternative Taxes. If at any time during the term of this Lease the method of taxation prevailing at the commencement of the Term shall be altered so that any new tax, assessment, levy, Imposition or charge, or any part thereof, shall be measured by or be based in whole or in part upon the Lease, or the Leased Premises, or the Base Rent, Additional Rent or other income therefrom and shall be imposed upon the Landlord, then all such taxes, assessments, levies, Impositions, or charges, or the part thereof, to the extent that they are so measured or based, shall be deemed to be included within the term Impositions for the purposes hereof to the extent that such Impositions would be payable if the Leased Premises were the only property of Landlord subject to such Impositions, and Tenant shall pay and discharge the same as herein provided in respect of the payment of Impositions. There shall be excluded from Impositions all transfer taxes, sales taxes, federal income taxes, state and local net income taxes, federal excess profit taxes, franchise and capital stock of Landlord.

Section 5.3    Evidence of Payment. Tenant shall deliver to Landlord duplicate receipts and cancelled checks, or photocopies thereof showing the payments of all Impositions, within ten (10) days after Landlord’s written request therefor.

Section 5.4    Right to Contest. Tenant shall have the right to contest the amount or validity, or to seek a refund, in whole or in part, of any Imposition or charge upon or against all or part of the Leased Premises, or the Improvements at any time situated thereon by appropriate proceedings so long as such proceeding shall have the effect of preventing the collection of the Imposition or charge so contested. In the event Tenant contests any taxes levied against the Leased Premises or Improvements, Tenant, to the extent required by applicable law, shall post adequate security or bond with the applicable governmental authority in an amount to cover any payments contested and withheld by Tenant together with the estimated amount of all interest and penalties in connection therewith and all charges that may or might be assessed against or become a charge on the Leased Premises in the proceedings. Upon the termination of such proceedings, Tenant shall pay the amount of such Imposition or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties or other liabilities in connection therewith. Landlord shall not ultimately be subjected to any liability for the payment of any costs or expenses in connection with any such proceeding, and Tenant covenants to indemnify and hold harmless Landlord from any such costs or expenses. Tenant shall be entitled promptly to any refund of any such Imposition and penalties or interest thereon that have been paid by Tenant, or that have been paid by Landlord and for which Landlord has been fully reimbursed.

Section 5.5    Real Property Taxes. Landlord acknowledges that, during such period as title to the Leased Premises is held by Landlord, the Leased Premises are, and will, not be subject to any state or local real property (ad valorem) taxes. Landlord covenants to Tenant that, for such period as this Lease remains in effect, Landlord will not sell, assign or convey the Leased Premises to any third party or otherwise sell, assign or convey the Leased Premises such that the Leased Premises would become subject to any state or local real property (ad valorem taxes). If the Holder of any Mortgage (as such terms are defined in Section 16.1) forecloses or otherwise takes title to the Leased Premises (whether by a deed in lieu or other similar mechanism) and as a result thereof the Leased Premises become subject to any state or local real property (ad valorem) taxes or such taxes become due and payable with respect to the Leased Premises, Landlord shall reimburse Tenant for any such taxes within thirty (30) days after Tenant’s written demand therefor, which demand shall include all reasonable documentation evidencing such amounts owed to Tenant.

ARTICLE VI

INSURANCE

Section 6.1    [Intentionally deleted.]

Section 6.2    Tenant’s Insurance. Prior to the Commencement Date, Tenant, at its sole cost and expense, shall procure and Tenant shall maintain throughout the Term, the following policies of insurance:

(a)        Property insurance insuring the Facility and the other Improvements at any time situated upon the Leased Premises against loss or damage by fire, lightning, wind storm, hail storm, aircraft, vehicles, smoke, explosion, riot or civil commotion, vandalism and malicious mischief as provided by a standard all-risk policy form. This property insurance shall also include flood, earthquake, debris removal, extra expense, ordinance or law, and other coverages as provided by a standard all-risk policy form. The insurance coverage shall be for not less than 100% of the full replacement cost of such Improvements. Landlord and Landlord’s mortgagee, if any, of which Tenant is given written notice, shall be named as loss payee on such policy.

Property insurance covering all contents including equipment and Tenant’s trade fixtures, machinery, equipment, furniture and furnishings in the Leased Premises to the extent of at least one hundred percent (100%) of their full replacement cost under a all-risk policy form and all other risks of direct physical loss customarily covered by such insurance. The policy shall include business interruption coverage for a period of not less than 24 months to include loss of rents coverage;

(b)        Commercial general liability insurance covering all bodily injury to or personal injury to or death of any person, or more than one (1) person, and property damage arising from its use, management, or operation of the Leased Premises, containing limits of not less than $2,000,000.00 combined single limits for bodily injury (including death) and property damage per occurrence, plus a policy of commercial auto liability insurance (owned and non-owned/hired) with the same limits of coverage, together with umbrella coverage sufficient to bring Tenant’s coverage for commercial general liability and auto liability to not less than $10,000,000.00 per occurrence. The limits required in no way suggest the amounts are adequate and shall not limit or restrict any liabilities assumed by this agreement. Landlord, and any of its members, partners, officers, directors and employees (the “Landlord Protected Parties”), and Landlord’s mortgagee, if any, of which Tenant is given written notice, shall be named as additional insureds on such liability policy(ies) of Tenant on a primary and non-contributory basis.; and

(c)        Worker’s compensation insurance complying with requirements of applicable law, in statutory amounts, and a policy of employer’s liability coverage in the amount of at least $1,000,000 bodily injury by accident for each person, $1,000,000 bodily injury by disease for each person and $1,000,000 bodily injury by disease-policy limit.

Section 6.3    Increases in Coverage. Landlord shall have the right from time to time during the term of the Lease, exercisable by giving written notice thereof to Tenant, to require Tenant to increase such limit if, in Landlord’s reasonable judgment, the amount thereof is insufficient to protect the Landlord Protected Parties and Tenant from judgments which might result from such claims, demands or actions.

Section 6.4    Insurance Premiums. Tenant shall pay all insurance premiums for the insurance policies and coverages required pursuant to this Article VI (the “Insurance Premiums”). If Tenant should fail to obtain or maintain such coverages at any time during the Term of this Lease, Landlord may, but shall not be obligated to, obtain such insurance policies and coverages at Tenant’s expense, but providing coverage for Landlord only, and charge the cost thereof to Tenant as Additional Rent under this Lease, due from Tenant to Landlord on demand.

Section 6.5    Waiver of Subrogation. All insurance maintained by Tenant pursuant to this Agreement shall contain an endorsement waiving the insurer’s right of subrogation against any Landlord Protected Party or otherwise waive such rights, provided that such waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage.

Section 6.6    Form of Insurance. All insurance required under this Lease shall be issued by responsible companies which are duly licensed to do business in the State of Alabama and which have an A.M. Best rating of at. least A-7. In the event any of the insurance policies required to be carried by Tenant under this Lease shall be cancelled prior to the expiration date of such policy, or if Tenant receives notice of any cancellation of such insurance policies from the insurer prior to the expiration date of such policy, Tenant shall: (a) immediately deliver notice to Landlord that such insurance has been, or is to be, cancelled, (b) shall promptly replace such insurance policy in order to assure no lapse of coverage shall occur, and (c) shall deliver to Landlord a certificate of insurance for such policy.

Section 6.7    Certificate of Insurance. Certificates evidencing the insurance required to be carried hereunder, together with satisfactory evidence of payment of the premiums thereon, shall be deposited with Landlord at the Commencement Date and renewals thereof within ten (10) days of the end of the term of such coverage. Tenant shall furnish and maintain with Landlord at all times during the Term of this Lease a certificate of insurance in favor of Landlord as certificate holder.

Section 6.8    Fire Protection. Tenant shall conform with all applicable fire codes of any governmental authority.

Section 6.9    Self-Insurance. Notwithstanding anything in this Lease to the contrary, so long as Tenant is the original named Tenant hereunder (or an affiliate or subsidiary thereof), at any time that Tenant has, according to their most recently published audited financial statements, an aggregate of not less than $250,000,000 of cash and marketable securities, Tenant shall be entitled to maintain, with respect to the liability insurance coverage required pursuant to this Lease, a deductible and/or self-insured retention limit in the aggregate amount not to exceed the first $2,000,000 of risk per occurrence.

Section 6.10    Deductibles. Any deductibles and self-insured retentions (SIR) shall be the responsibility of Tenant.

ARTICLE VII

DAMAGE OR DESTRUCTION

Section 7.1    Tenant’s Obligation to Rebuild. Provided that this Lease is not terminated pursuant Section 7.2 below, and subject to the terms and conditions of Section 7.3 below, in the event of damage to, or destruction of, any Improvements on the Leased Premises, or of the fixtures and equipment therein, by fire or other casualty, Tenant shall promptly, at its sole cost and expense, repair, restore or rebuild the same to the condition existing as of the

Commencement Date. Tenant hereby agrees that Tenant will not be relieved of its obligation to pay Base Rent and Additional Rent during the period of Tenant’s restoration and rebuilding. To the extent that the insurance provided to Landlord by Tenant includes a payment for loss of rental income as a result of fire or other casualty, Tenant shall receive credit against Rent for any such payment made by the insurance company when such claim is paid by the insurance company. Landlord agrees to diligently pursue and use commercially reasonable efforts to obtain payment of a claim for loss of rental income.

Section 7.2    Termination. If a Substantial Casualty (as defined below) occurs during the last two (2) years of the Initial Term or the Extension Term, as applicable, then either party shall have the right to terminate this Lease upon written notice to the other party delivered no later than the earlier of (i) ninety (90) days after the date of such casualty and (ii) the date Tenant commences to restore the Leased Premises (provided that Tenant shall not commence such restoration until it has given Landlord fifteen (15) days prior written notice); provided, however, that such termination by Landlord shall be null and void if within thirty (30) days after Tenant receives Landlord notice of such termination Tenant gives written notice to Landlord of its election to exercise the Extension Option or Purchase Option, as applicable. In the event Landlord or Tenant so terminates this Lease as provided in the previous sentence, Tenant shall irrevocably assign all of its rights and interests in any net proceeds of insurance received by Tenant for the insurance carried pursuant to Section 6.2(a) on occasion of such casualty or partial or total destruction of the Leased Premises, excluding any such proceeds related to Tenant’s persona) property, Trade Fixtures, Machinery and Equipment. For purposes of this Section 7.2, “Substantial Casualty” shall mean (i) a casualty which requires repair or restoration in excess of Twenty Five Million Dollars ($25,000,000) or (ii) a casualty that materially impairs Tenant’ operation at the Leased Premises.

Section 7.3    Use of Proceeds for Rebuilding. Unless this Lease is terminated pursuant to Section 7.2 above, to the extent any net proceeds of insurance paid on occasion of any casualty or any partial or total destruction of the Improvements (the “Proceeds”) exceed Twenty Five Million Dollars ($25,000,000), Tenant agrees that all such Proceeds shall be paid to Landlord to be held in trust and released to Tenant in accordance with this Section 7.3. In the event that a casualty or any partial or total destruction shall occur at such time as Tenant shall not have maintained property or casualty insurance to the extent required by this Lease, Tenant shall, within thirty (30) days of the casualty or partial or total destruction, and to the extent such proceeds would have exceeded Twenty Five Million Dollars ($25,000,000), pay to Landlord the amount of the proceeds that would have been payable had such insurance been in effect and such amount shall constitute a part of the Proceeds for all purposes hereof. In connection with the restoration of the Improvements following a casualty or partial or total destruction thereof, the Proceeds shall be disbursed by Landlord upon written demand by Tenant and the satisfaction of the following conditions:

(1)        at the time of any disbursement, no Event of Default by Tenant shall exist and no materialmen’s or mechanic’s liens shall have been filed and remain undischarged, unbonded or not insured over;

(2)        disbursements of portions of the Proceeds (subject to the holdback described in subparagraph (4) below) shall be made from time to time in an amount not exceeding the hard and soft costs of the work and costs incurred since the last disbursement upon receipt of: (A) evidence satisfactory to Landlord (including, without I imitation, architect’s certificates) of the progress of completion of the work to date, the estimated cost of completion and the satisfactory completion of the work to date in accordance with this Lease, the construction contracts then in effect and the plans and specifications for such work; (B) conditional releases of liens from all contractors being paid by such disbursement and unconditional releases of liens from all contractors paid by the prior disbursement; and (C) such other reasonable evidence as may be required by Landlord to verify that the amount of Proceeds disbursed from time to time are represented by work that has been completed and materials that have been delivered to the site free and clear of mechanic’s and materialmen’s liens;

(3)        each request for a disbursement hereunder shall be accompanied by a certificate of Tenant describing the work, materials or other costs or expenses for which payment is requested, stating the costs incurred in connection therewith and providing copies of the invoices therefor, and stating that Tenant has not previously received payment for such work or expense, and an architect’s certificate which states that the work for which payment is being made has been completed and complies with laws, rules and regulations applicable to the Leased Premises, and the certificate to be delivered by Tenant upon completion of all work shall, in addition, include an architect’s certificate which states that the work has been substantially completed and complies with laws, rules and regulations applicable to the Leased Premises;

(4)        Landlord may retain ten percent (10%) of the amounts otherwise disbursable hereunder until the restoration and rebuilding or demolition, as applicable, is complete and a final certificate of occupancy or certificate of completion (as applicable) shall have been issued and presented to Landlord (in which event all Proceeds previously held-back and all remaining undisbursed Proceeds plus funds contributed by Tenant shall be disbursed to Tenant upon receipt of a Tenant’s and architect’s certificates (as described in subparagraph (3) above) with respect thereto); and

(5)        at all times the undisbursed balance of the Proceeds held by Landlord plus any funds contributed thereto by Tenant shall be not less than the cost of completing the necessary restoration, rebuilding or demolition (as applicable) in accordance with the provisions of this Lease, free and clear of all liens. If the estimated cost of the completion of the necessary restoration, rebuilding or demolition work, as reasonably determined by Landlord, exceeds the amount of the Proceeds held by Landlord plus any funds contributed thereto by Tenant, the amount of such excess shall be paid by Tenant to the Landlord to be added to the Proceeds prior to any further disbursement hereunder.

Any Proceeds or other funds contributed thereto by Tenant which remain undisbursed in accordance with the provisions hereof upon: (A) the expiration of the Term, or (B) the failure of Tenant to comply with the provisions hereof with regard to the disbursement of Proceeds, shall forever become the sole property of Landlord to be disbursed or retained by Landlord as Landlord deems appropriate. Any Proceeds exceeding the cost of such restoration or rebuilding shall be disbursed to Tenant with the final payment of the retained amount pursuant to subsection (4) above.

Section 7.4    Failure to Rebuild. If the Lease is not terminated pursuant to Section 7.2 above and if Tenant shall not commence the repair or rebuilding of the Improvements within a period of ninety (90) days after damage or destruction by fire or otherwise (as the same may be extended by times necessary to adjust the insurance claims or obtain required permits or licenses (for which timely applications have been filed) or by any Force Majeure Event (as hereinafter defined)), and prosecute the same thereafter with such dispatch as may be necessary to complete the same within a reasonable period after said damage or destruction occurs, not to exceed three hundred sixty-five (365) days after the date of commencement of such repair or rebuilding (as the same may be extended by any Force Majeure Event or as reasonably necessary for Tenant to complete such work, provided that Tenant shall diligently pursue completion of the restoration work), then Tenant shall be deemed in default under this Lease, and in addition to all of its other remedies under Article 22.3, Landlord shall be paid and retain the amount held by the Landlord, which it can use, at its sole discretion.

ARTICLE VIII

CONDEMNATION

Section 8.1    Taking of Whole. If the whole or substantially the whole of the Leased Premises shall be taken in condemnation proceedings or by any right of eminent domain, this Lease shall terminate on the date of delivery of possession to the condemning authority. If a material portion of the Leased Premises shall be so taken such that as a result thereof the balance cannot be used for the same purpose and with substantially the same utility to Tenant as immediately prior to such taking, either Landlord or Tenant shall have the right to elect to terminate this Lease, which election shall be made by giving written notice thereof within thirty (30) days after delivery of possession to the condemning authority. Any award, compensation or damages (hereinafter sometimes called the “Award”) shall be paid to and be the sole property of Landlord, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all of the Award, except as provided in the following sentence. Tenant shall be entitled to any Award for undepreciated value of any improvements or alterations installed by or on behalf of Tenant loss of or damage to Tenant’s Trade Fixtures, the Machinery and Equipment or removable personal property and to any Award for relocation costs.

Section 8.2    Partial Taking. (a) If only a part of the Leased Premises shall be so taken or condemned, and the Lease is not terminated pursuant to Section 8.1 hereof, Tenant, at its sole cost and expense, shall repair and restore the Leased Premises and all Improvements thereon, and Landlord shall make the Award available to Tenant for restoration in accordance with the disbursement conditions of Section 7.3, provided, however, that Tenant shall have no obligation to repair or restore the Leased Premises or any Improvements located thereon if Landlord or its lender fails to make any Award available for restoration of the Leased Premises (and in such event the Lease shall terminate). If the Leased Premises is rendered untenantable in whole or in part, an equitable abatement in Rent shall be allowed from the date of the taking or condemnation. If the Lease is not terminated as provided in the first sentence of this Section 8.2, Tenant shall promptly and diligently proceed to make a complete architectural unit of the remainder of the Improvements, complying with the disbursement conditions set forth in Section 7.3. For such purpose, to the extent the amount of the Award relating to the Improvements is less than Twenty Five Million Dollars ($25,000,000), Landlord shall immediately pay the full amount of the Award to Tenant for such restoration. To the extent the amount of the Award exceeds the cost of such restoration, Tenant shall return such excess to Landlord upon full completion of the restoration work.

(b)        In the event of a partial taking, this Lease shall terminate as to the portion of the Leased Premises so taken and the Base Rent payable for the balance of the term of this Lease shall be equitably reduced by a sum equivalent to the portion of the Facility taken, such reduction to be effective as of the date of Landlord’s receipt of such Award. Until the amount of the reduction of the Base Rent shall have been determined, Tenant shall continue to pay to Landlord the Base Rent provided for in Section 4.1.

Section 8.3    Temporary Taking. If, at any time during the Term, the whole or any part of the Leased Premises or of the Improvements shall be taken in condemnation proceedings or by any right of eminent domain for temporary use or occupancy (a “Temporary Taking”) the foregoing provisions of this Article shall not apply and Tenant shall continue to pay, in the manner at the times specified in this Lease, the full amounts of the Base Rent and all Additional Rent and other charges payable by Tenant under this Lease, and Tenant shall perform and observe all of the other terms, covenants, conditions and obligations of this Lease upon the part of Tenant to be performed and observed with respect to that portion of the Leased Premises not subject to the Temporary Taking, as though such taking had not occurred. In the event of any such Temporary Taking, Tenant shall be entitled to receive the entire amount of the Award made for such taking, whether paid by way of damages, rent or otherwise unless such period of temporary use or occupancy shall extend beyond the termination of this Lease, in which case the Award shall be apportioned between Landlord and Tenant as of the date of termination of this Lease. Tenant covenants that, upon the expiration of any such period of temporary use or occupancy during the Lease term, Tenant will, at its sole cost and expense, restore the Improvements, as nearly as may be reasonably possible, to the condition in which the same was immediately prior to such taking, wear and tear during such temporary use or occupancy excepted. To the extent that Landlord receives any portion of the Award as compensation for the cost of restoration or repair of the Improvements, Landlord shall, upon receipt thereof, promptly pay such sum to Tenant. Any portion of the Award received by Tenant as compensation for the cost of restoration of the Improvements shall, if such period of temporary use or occupancy shall extend beyond the term of this Lease, be paid to Landlord on the date of termination of this Lease.

ARTICLE IX

MAINTENANCE

Section 9.1    Tenant Maintenance and Repairs. Subject to Section 2.2, 9.3, 18.3 and Article XIX, Tenant shall, at its sole cost and expense, at all times during the Term of this Lease, keep, maintain and repair the entire exterior and interior of the Leased Premises, specifically including, without limitation, the heating, ventilating and air conditioning equipment, walls (both interior and exterior), floors, the driveways, parking area and the roof, in the same condition and repair as existing on the Commencement Date, normal wear and tear excepted. As used herein, each and every obligation of Tenant to keep, maintain and repair shall include, without limitation, all ordinary and extraordinary, structural and nonstructural, repairs, replacements and Alterations. Tenant shall further keep and maintain the Improvements at any time situated upon the Leased Premises, safe, secure, clean and sanitary (including without limitation, snow and ice clearance, landscaping, and necessary interior and exterior painting), and in full compliance with all health, safety and police regulations in force. Without limiting the foregoing, Tenant shall maintain and repair, and keep the same repair and operating condition as existing on the Commencement Date, normal wear and tear excepted, the entire Leased Premises, including, without limitation, plate glass (and related framing, glazing and sealants), entrances, plumbing, closets, pipes, fixtures, electrical and lighting equipment (including replacement of bulbs and ballasts), all private utility lines and facilities (including underground facilities such as lift stations, etc.), fire sprinkler systems, and air conditioning or other equipment. Tenant shall take good care of the Leased Premises and its fixtures and suffer no waste other than reasonable (non-negligent) wear and tear. Tenant shall be responsible for keeping the roof, gutters and downspouts open and free of all debris and other obstructions.

Section 9.2    [Intentionally deleted.]

Section 9.3    Landlord’s Acts. Landlord shall (i) repair, at its sole cost and expense, any damage caused to the Leased Premises by Landlord, its agents, invitees, contractors or employees and (ii) make such repairs or replacements as necessary to correct any latent defects existing on the Commencement Date. If Landlord shall fail to repair such damage or make such repairs or replacements as on a timely basis, Tenant shall have the right to make such repair and offset the cost thereof again Base Rent or Additional Rent next due and payable.

Section 9.4    Certain Capital Expenditures. Notwithstanding anything to the contrary in this Lease, if a capital expenditure, repair or replacement (as that terms are defined under generally accepted accounting principles) (a “Capital Expenditure”) is required in connection with Tenant’s obligations set forth in Section 9.1 above, and the useful life of such improvement extends beyond the scheduled expiration of the Term, then Tenant shall provide notice to Landlord of such requirement and the costs thereof shall be allocated as follows: Tenant shall pay for the entire cost of such improvement and Landlord shall reimburse Tenant within thirty (30) days from the receipt of an invoice for a portion of the cost of the improvement which is based upon the amount of the useful life of the improvement which extends beyond the Term, or at Tenant’s option, Tenant may elect to have such amount owed by Landlord set off against Base Rent and Additional owed by Tenant hereunder. In the event the cost of such Capital Expenditure requiring a contributory payment by Landlord hereunder shall exceed Two Million Dollar ($2,000,000), Landlord shall have the right to approve such Capital Expenditure, which approval shall not be unreasonably withheld. If Landlord shall not approve such Capital Expenditure, the parties shall reasonably cooperate to address such repair or replacement in a manner reasonably acceptable to both parties. As an example only, if the cost of the improvement is $100,000, the useful life of the improvement is 10 years, and there are 3 years remaining in the Term, the Landlord shall reimburse (or give Tenant a credit against Base Rent and Additional Rent, as applicable) Tenant in the amount of $70,000. To the extent the Tenant extends the Term pursuant Section 1.3 or elects to purchase the Leased Premises pursuant to Article XXI, Tenant shall pay to Landlord, on or before the commencement of the Extension Term or upon the Closing (as defined in Section 21.4), as applicable, any amounts paid by Landlord hereunder that relate to the useful life of the improvement that is for any portion of the Extension Term or, in the case of the Tenant’s election to purchase the Leased Premises, the full amount of paid by Landlord with respect thereto.

ARTICLE X

ALTERATIONS AND IMPROVEMENTS BY TENANT

Section 10.1    Conversion. Tenant shall be permitted to make all alterations, additions, build outs and improvements (hereinafter “Alterations”) on the Leased Premises, and on and to the Improvements, parking areas, sidewalks, and equipment thereon, as Tenant deems reasonably required to convert the Facility to suit its business purposes, and as may otherwise be required to suit Tenant’s intended use of the Leased Premises (“Tenant Conversion Alterations”).

Section 10.2    Machinery and Equipment. Landlord and Tenant acknowledge that the Facility was designed and constructed as a manufacturing and assembly facility and contains certain machinery, equipment, jigs, tools, furniture and fixtures (the “Machinery and Equipment”), as further described in that certain Machinery and Equipment Agreement between Landlord and Tenant dated as of the same date hereof (the “M&E Agreement”), and pursuant to which Tenant is acquiring the Machinery and Equipment from Landlord. Landlord acknowledges and agrees that Tenant shall be permitted to remove from the Facility any and all of the Machinery and Equipment, provided that Tenant shall restore the affected area to good condition and repair and shall repair any damage to the Facility caused by such removal, including, repairing any holes in the floor, roof or walls of the Facility and any connection with the utilities and systems of the Facility.

Section 10.3    Supplier Improvements

(a)        Approval of Plans. In connection with any Supplier Land Sublease entered into in accordance with the provisions of Section 11.4, Tenant and/or the Supplier shall have the right, at their sole cost and expense, to cause the construction of improvements including, but not limited to, manufacturing facilities and related facilities as well as utility connections and landscaping (collectively, the “Supplier Improvements”)

(b)        Construction of Supplier Improvements. Tenant shall perform or shall be responsible for causing all Supplier Improvements to be effected in compliance with applicable laws rules and regulations. Tenant agrees that Supplier Improvement work performed pursuant to this Lease shall be performed in a good and workmanlike manner and in accordance with all governmental laws, rules, regulations and code requirements applicable thereto. Ali contracts for Supplier Improvements shall provide that: (A) the contractor acknowledges that any mechanics’ liens shall be enforceable solely against the subleasehold estate of the Supplier and not the fee estate of Landlord; and (B) at Landlord’s option, Tenant or the Supplier, as applicable, may assign such contracts to Landlord. To the extent Landlord requires, Tenant shall, and shall cause any Supplier to, assign any or all such contracts to Landlord, such assignment to be effective upon an Event of Default, and pursuant under documents reasonably satisfactory to Landlord.

(c)        Ownership of Supplier Improvements. During the Term, all Supplier Improvements shall be solely the property of Tenant or Supplier, as applicable. Upon expiration or earlier termination of the Term, the Improvements, excluding Tenant’s Equipment, shall be the property of Landlord. Tenant and Supplier shall execute and deliver to Landlord any deed, bill of sale or other document or instrument that Landlord may require to effectuate of evidence such transfer.

Section 10.4       Alterations and Improvements Generally

(a)        All Alterations performed by Tenant shall be constructed at Tenant’s sole cost and expense, including the costs of any building permits and other regulatory approvals.

(b)        All Alteration made, or caused to be made, by Tenant to the Leased Premises shall be made in a good and workmanlike manner, shall be performed only with proper permits, and otherwise shall be in compliance with all applicable laws, ordinances, regulations and deed restrictions. company showing liability, auto, worker’s compensation/employer’s liability and property coverage in an amount, type and manner satisfactory to Landlord and protecting Landlord (as an additional insured) from liability for injury to any person and damage to any property, on or off the Leased Premises, in connection with the making of such Alterations. Tenant’s obligation to rectify any poor construction or non-compliance with legal requirements relating to its improvements, alterations, additions and repairs shall survive expiration or termination of this Lease for any reason. Upon Landlord’s request, from time to time, Tenant shall provide Landlord with such documents as Landlord may require (including, without limitation, sworn contractors’ statements and supporting lien waivers) evidencing payment in full for any alterations, and “as built” working drawings.

(c)        All Alterations installed at the expense or direction of Tenant, except Trade Fixtures (as hereinafter defined) shall become the property of Landlord and shall remain upon and be surrendered with the Leased Premises as part thereof on the termination of this Lease.

Section 10.5    Mechanic’s and Materialmen’s Liens. The Leased Premises shall not be subject to any mechanics’, laborers’ or materialmen’s liens for on account of labor or material furnished to Tenant or any Supplier or at the direction or sufferance of Tenant or any Supplier , without the approval of Landlord, whether or not such work is permitted by this Lease. Tenant shall discharge or bond over any lien filed against the Leased Premises or any other property owned by Landlord or any part thereof for work done or materials furnished by or on behalf of Tenant with respect to the Leased Premises within thirty (30) days after Tenant receives notice that such lien is filed. If Tenant fails to keep this covenant, in addition to any other remedies available to Landlord under this Lease or otherwise, Landlord may at its option discharge such lien, in which event Tenant agrees to pay Landlord as Additional Rent, a sum equal to the amount of the lien thus discharged plus Landlord’s reasonable attorneys’ fees and expenses.

Section 10.6    Indemnity. Except to the extent caused by the negligence or willful misconduct of Landlord, Tenant will protect, indemnify and save harmless the Landlord Group (as defined in Section 19.1(f) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Landlord by or in connection with the Alterations, the construction or implementation thereof or the performance of any labor or services or the furnishing of any materials or other property in respect of any alterations or any part thereof by Tenant or anyone claiming by, through or under Tenant, or their respective employees, agents or contractors. In case any action, suit or proceeding is brought against Landlord by reason of any occurrence described in this Section 10.7, Tenant will, at Tenant’s expense, by counsel approved by Landlord, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended. The obligations of Tenant under this Section 10.7 shall survive the expiration or earlier termination of this Lease. At the request of Landlord, Tenant shall furnish and deposit bond or other security with the title company of Landlord’s choosing to insure over any lien related to the liabilities referenced in this Section 10.7.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

Section 11.1    Restrictions on Transfers. Except as set forth in this Article XI below, Tenant shall not, without Landlord’s prior written consent, assign, convey or transfer this Lease or any interest herein, and shall not sublet all or any portion of the Leased Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided however that such consent will not be unreasonably withheld if the credit of the proposed assignee is reasonably acceptable to Landlord.

Section 11.2    Permitted Assignment. Notwithstanding anything in this Article XI to the contrary, an assignment or subletting of all or a portion of the Leased Premises (a “Permitted Transfer”) to (a) an entity that controls, is controlled by or is under common control with Tenant, (b) a purchaser of all or substantially all of the assets of Tenant in one transaction, or (c) the surviving entity in the event of any merger or consolidation of Tenant, shall not be subject to Landlord’s consent.

Section 11.3    Subletting of the Facility. Tenant shall have the right, without the consent of Landlord, to sublet space within the Facility to entities that are supplying parts or other goods and/or services to Tenant in connection with Tenant’s operations at the Leased Premise (“Suppliers”), provided that: each sublease entered into as permitted hereunder shall provide that (i) the term of any such sublease (including any options to extend the same as therein provided) shall not have a term extending beyond the then remaining Term of this Lease minus one day, (ii) such sublease is expressly subject and subordinate to this Lease and any mortgage encumbering the Leased Premises, (iii) the sublease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance, and (iv) if Tenant so elects, upon any termination of this Lease, the subtenant shall be obligated, at Landlord’s written election, to attorn to and recognize Landlord as the landlord under such sublease, whereupon such sublease shall continue as a direct lease between the subtenant and Landlord (an “Acceptable Sublease”). Tenant shall furnish an executed copy of each sublease to Landlord within thirty (30) days after the execution of such sublease.

Section 11.4    Subletting of the Land. Tenant shall have the right to sublet un improved portions of the Land upon which no Improvements have been constructed (any such sublease, a “Supplier Land Sublease”), to Suppliers for the purpose of constructing building and other improvements on the portion of the Leased Premises to be subleased, provided that the conditions set forth in Section 11.3 shall have been satisfied and Tenant shall have provided to Landlord a survey showing the portion of the Land to be subleased. Tenant shall furnish an executed copy of each sublease to Landlord within thirty (30) days after the execution of such sublease. Any building or other Improvements constructed on the Land pursuant to any such sublease shall be the property of Landlord.

Section 11.5    No Release of Tenant. No sublease or assignment entered into by Tenant in accordance with this Article XI shall release Tenant from its primary liability for the performance of its duties and obligations hereunder, and Tenant shall continue to be obligated for all obligations of “Tenant” in this Lease, which obligations shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no sublease or assignment (or service, data or collocation agreement) had been made.

ARTICLE XII

LIENS AND ENCUMBRANCES

Section 12.1    Encumbering Title. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Leased Premises, nor shall the interest or estate of Landlord in the Leased Premises in any way be subject to any claim by way of lien or encumbrance, whether by operation of law or virtue of any express or implied contract by Tenant. Any claim to, or lien upon, the Leased Premises arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Leased Premises. Notwithstanding the foregoing, Landlord shall reasonably cooperate with Tenant in obtaining any reasonable easements or other grants for utilities and other services necessary or desirable in connection with Tenant’s operations at the Leased Premises.

ARTICLE XIII

UTILITIES

Section 13.1    Utilities. Tenant shall contract directly with the providers of all utilities and services furnished to the Leased Premises, including, without limitation, electricity, fuel, power, gas, oil, HVAC, water, sanitary sewer services, telephone, telecommunications, internet connectivity, garbage collection and waste removal, janitorial and cleaning services, burglar protection or security services, extermination and pest control and all other utilities used in or on the Property during the Term, and shall pay, at its sole cost and expense, all charges for any and all such utilities, and such obligation on the part of Tenant shall survive the expiration or earlier termination of this Lease until all such outstanding balances have been paid. All such costs and expenses set forth in this Section 13.1 shall be paid by Tenant to the person or entity to whom such payments are due as and when the same shall become due and payable, prior to any interest, penalty or other premium becoming due and payable. Tenant’s obligations under this Section 13.1 shall survive the expiration or earlier termination of this Lease.

Section 13.2    Service Contracts. Tenant shall have the right, in its sole discretion, to enter into service contracts concerning the maintenance of the Leased Premises provided that the term of any such contract shall not extend (including any options granted under such service contract) beyond the Initial Term or, if applicable, the Extension Term (unless such agreement is terminable by Tenant without cause).

Section 13.3    Interruption of Services. Tenant acknowledges that Landlord is not providing any utilities or other services to Tenant and agrees that Landlord shall not be liable to Tenant for any interruption or failure of any utilities or services to the Leased Premises, or any portion thereof, nor shall such constitute a constructive eviction or give rise to a right of rent offset or abatement or termination right or effect the obligations of Tenant under this Lease in any other way whatsoever

ARTICLE XIV

RIGHTS RESERVED TO LANDLORD

Section 14.1    Rights Reserved to Landlord. Landlord reserves the following rights to be exercised at Landlord’s election:

    (a)        Upon forty-eight (48) hours’ prior notice to Tenant (except in the event of emergency), to inspect the Leased Premises, subject to Tenant’s right to have a representative accompany Landlord during any such inspection; and

    (b)        Upon forty-eight (48) hours’ prior notice to Tenant to show the Leased Premises to prospective purchasers, mortgagees, or other persons having a legitimate interest in viewing the same, and, at any time within eighteen (18) months prior to the expiration of the Lease term to persons wishing to rent the Leased Premises, subject to Tenant’s right to have a representative accompany Landlord during any such access and provided Tenant has determined not to extend the Lease in accordance with Section 1.3 hereof or exercise its Purchase Option pursuant to Article XXI hereof;

Landlord may enter upon the Leased Premises for said purposes and may exercise any and all of the foregoing rights hereby reserved; provided that such entry is made during normal business hours unless an emergency exists and that Landlord does not unreasonably interfere with Tenant’s use and enjoyment of the Leased Premises.

ARTICLE XV

QUIET ENJOYMENT

Section 15.1    Quiet Enjoyment. Provided no Event of Default has occurred and is continuing, Tenant shall, subject to the terms and provisions of this Lease, peaceably and quietly hold and enjoy the Leased Premises for the Term hereby demised, only, however, against (i) interference therewith by the affirmative acts of Landlord, its employees or agents, and (ii) interference therewith by any person who may claim superior title to the Leased Premises by, through or under Landlord, but not otherwise. Landlord shall under no circumstances be held responsible for restriction or disruption of access to the Leased Premises from public streets caused by construction work or other actions taken by or on behalf of governmental authorities, and same shall not constitute a constructive eviction of Tenant or give rise to any right or remedy of Tenant against Landlord of any nature or kind.

This covenant of quiet enjoyment is in lieu of any covenant of quiet enjoyment provided or implied by law, and Tenant expressly waives any such other covenant of quiet enjoyment to the extent broader than the covenant contained in this Section. Nothing herein deprives Tenant of its right under law to prevent interference with its operations by third parties not under the control of Landlord, including but such actions are at Tenant’s own cost and expense.

ARTICLE XVI

SUBORDINATION OR SUPERIORITY

Section 16.1    Subordination. Landlord represents that there are no Mortgages (as hereinafter defined) presently encumbering the Leased Premises. This Lease and Tenant’s rights under this Lease are and shall always be subordinate to the operation and effect of any mortgage, or deed of trust now or hereafter placed upon the Facility, the Leased Premises or any part thereof by Landlord, or any renewal, modification, consolidation, replacement, or extension of any such mortgage or deed of trust (a “Mortgage”), provided that Landlord shall deliver to Tenant a subordination and non-disturbance agreement using a commercially reasonable form from the holder of such Mortgage (a “Holder”) that is reasonably acceptable to Tenant.

Section 16.2    Lease May Be Superior. Notwithstanding Section 16.1, any Holder of any Mortgage may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution and delivery and in that event such Holder shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the Mortgage and had been assigned to such Holder.

Section 16.3    Attornment. If any Mortgage is foreclosed, or Landlord’s interest under this Lease is conveyed or transferred in lieu of foreclosure, then if this Lease is in full force and effect at such time, Tenant shall, at the request of any person which, as a result of any of the foregoing, has succeeded to the interest of Landlord in this Lease (any such person, and his or its successors and assigns, being hereinafter called a “Successor”) attorn to and recognize the Successor as Tenant’s Landlord under this Lease and shall promptly execute and deliver any instrument that such Successor may reasonably request to evidence the attornment.

Section 16.4    Right to Cure. Tenant shall, upon written request, give to the Holder of any Mortgage on the Leased Premises copies of all notices by Tenant to Landlord and a reasonable opportunity for such mortgagee to cure any default of Landlord (not to exceed ninety (90) days in any event).

ARTICLE XVII

SURRENDER

Section 17.1    Surrender. Upon the expiration of the Term, or upon termination of the Lease or of Tenant’s right to possession of the Leased Premises, Tenant will at once surrender and deliver up the Leased Premises, together with all Improvements and Alterations thereon, to Landlord, broom swept, in the same condition and repair as existing at the Commencement Date, reasonable wear and tear excepted and except as otherwise provided in Article VII and VIII. Tenant shall deliver to Landlord all keys (electronic or otherwise) to all doors therein. All Alterations made in or upon the Leased Premises (excluding any Trade Fixtures) by Tenant shall become Landlord’s property and shall remain upon the Leased Premises on any such termination without compensation, allowance or credit to Tenant, and Tenant shall have no obligation to remove any such Alterations.

Section 17.2    Removal of Tenant’s Property. Upon the termination of this Lease, Tenant shall remove all of Tenant’s Machinery and Equipment and personal property incident to Tenant’s business (“Trade Fixtures”) on the Leased Premises, provided, however, that Tenant shall repair any injury or damage to the Leased Premises which may result from such removal, and shall restore the Leased Premises to the same condition as prior to the installation thereof. If Tenant does not remove Tenant’s Trade Fixtures from the Leased Premises prior to the expiration or earlier termination of the Lease Term, Landlord may, at its option, remove the same (and repair any damage occasioned thereby) and dispose thereof or deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the reasonable out-of-pocket cost of such removal, repair, delivery and warehousing to Landlord on demand, or Landlord may treat such Trade Fixtures and Alterations as having been conveyed to Landlord with this Lease as a Bill of Sale, without further payment or credit by Landlord to Tenant.

Section 17.3    Holding Over. Tenant shall have no right to occupy the Leased Premises or any portion thereof after the expiration of the Lease or after termination of the Lease or of Tenant’s right to possession pursuant to Section 22.3 hereof. In the event Tenant or any party claiming by, through or under Tenant holds over, Tenant shall pay, as liquidated damages, monthly rent at a rate equal to one hundred fifty percent (150%) of the Base Rent payable by Tenant hereunder immediately prior to the expiration or other termination of the Lease or of Tenant’s right to possession.

ARTICLE XVIII

INDEMNITY AND TENANTS ACTS

Section 18.1    Indemnity.

    (a)        Tenant hereby agrees to indemnify, defend and hold harmless Landlord and the Landlord Group , from and against any and all losses, damages, judgments, liabilities, penalties, fines, debts, actions, suits, proceedings, causes of action, costs, fees and expenses, including, without limitation, costs of court, defense costs and reasonable attorneys’ fees (“Claims and Losses”) suffered or incurred by Landlord or any member of the Landlord Group, or asserted or claimed against Landlord or any member of the Landlord Group arising in, upon or connection with the Leased Premises. Notwithstanding the foregoing, however, that it is agreed that this indemnity shall not apply to Claims or Losses arising from the negligence or willful misconduct of Landlord or any member of the Landlord Group. Notwithstanding anything to the contrary or apparent contrary elsewhere herein, Tenant’s indemnity in this Section shall, as to events or occurrences prior to the later of termination of this Lease or Tenant’s vacating of the Leased Premises, survive expiration or termination of this Lease for any reason.

    (b)        Certain Other Claims and Losses. Tenant hereby further agrees to indemnify, defend and hold harmless the Landlord and the Landlord Group from and against any and all Claims and Losses suffered or incurred by Landlord or any member of the Landlord Group, or asserted or claimed against Landlord or any member of the Landlord Group, to the extent arising in whole or in part from the negligence or willful misconduct, or breach of this Lease, by Tenant, its agents, employees, servants, contractors, suppliers, or sub-occupants (whether or not such occupancy may be in violation of this Lease).

Section 18.2    Tenant Acts. Landlord and its agents shall not be liable to Tenant or to Tenant’s employees, patrons, visitors, invitees, or any other persons for any injury to any such persons or for any damage to personal property caused by any act, omission, or neglect of Tenant or Tenant’s agents or of any other tenant of the Leased Premises (whether in violation of this Lease or otherwise).

Section 18.3    Landlord’s Indemnity. Landlord hereby agrees, to the fullest extent permitted by Alabama law, to indemnify, defend and hold harmless the Tenant Group (as defined in Section 19.1), from and against any and all losses, damages, judgments, liabilities, penalties, fines, debts, actions, suits, proceedings, causes of action, costs, fees and expenses, including, without limitation, costs of court, defense costs and reasonable attorneys’ fees (“Claims and Losses”) suffered or incurred by Tenant or any member of the Tenant Group, or asserted or claimed against Tenant or any member of the Tenant Group, to the extent arising in whole or in part from the negligence or willful misconduct, or breach of this Lease, by Landlord, its agents, employees, servants, contractors, suppliers, or sub-occupants or any member of the Landlord Group. Notwithstanding the foregoing, however, that it is agreed that this indemnity shall not apply to Claims or Losses arising from the negligence or willful misconduct of Tenant or any member of the Tenant Group. Notwithstanding anything to the contrary or apparent contrary elsewhere herein, the indemnity in this Section shall, as to events or occurrences prior to the later of termination of this Lease or Tenant’s vacating of the Leased Premises, survive expiration or termination of this Lease for any reason.

Section 18.4    Survival. The provisions of Article XVIII shall survive the expiration or earlier termination of this Lease.

ARTICLE XIX

ENVIRONMENTAL CONDITIONS

Section 19.1    Defined Terms.

    (a)        “Hazardous Material” shall include but shall not be limited to any substance, material, or waste that is regulated by any Federal, state, or local governmental authority because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including without limitation asbestos and asbestos containing materials, radon, petroleum and petroleum products, urea formaldehyde foam insulation, methane, lead based paint, polychlorinated biphenyl compounds, hydrocarbons or like substances and their additives or constituents, pesticides, agricultural chemicals, and any other special, toxic, or hazardous substances, materials, or wastes of any kind, including without limitation those now or hereafter defined, determined, or identified as “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes” in any Environmental Law.

    (b)        “Environmental Law” shall mean any federal, state, or local law, statute, ordinance, code, rule, regulation, policy, common law, license, authorization, decision, order, or injunction applicable to the Leased Premises which pertains to health, safety, any Hazardous Material, or the environment (including, but not limited to, ground, air, water, or noise pollution or contamination, and underground or aboveground tanks) together with all rules, regulations, orders, and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

    (c)        “Environmental Claim” shall mean and include any demand, notice of violation, inquiry, cause of action, proceeding, or suit for damages (including reasonable attorneys’, consultants’, and experts’ fees, costs or expenses), losses, injuries to person or property, damages to natural resources, fines, penalties, interest, cost recovery, compensation, or contribution resulting from or in any way arising in connection with any Hazardous Material in violation of any Environmental Law.

    (d)        “Environmental Condition” shall mean (i) the presence on the Leased Premises of one or more underground storage tanks or (ii) the existence of any Hazardous Material on the Leased Premises, in violation of or requiring cleanup under any Environmental Law in concentrations or at levels exceeding applicable federal, state, or local standards for soil, groundwater, or waste, either of which subjects a party to liability for any Environmental Claim.

    (e)        “Environmental Remediation” shall mean any investigation, cleanup, removal, containment, remediation, or other action relating to an Environmental Condition (i) required pursuant to any Environmental Law, or (ii) necessary to prevent a party from incurring, or relieve a party from, loss of any kind as a result of an Environmental Claim.

    (f)        “Landlord Group” Landlord and any or all of Landlord’s shareholders, members, partners, officers, directors, agents, employees, representatives, contractors, workmen, mechanics, suppliers, customers, guests, licensees, invitees, assignees and all of their respective successors and assigns or any party claiming by, through or under any of them.

    (g)        “Remediating Party” shall mean the party which has elected (or is deemed to have elected) to perform any Environmental Remediation.

    (h)        “Tenant Group” Tenant and any or all of Tenant’s shareholders, members, partners, officers, directors, agents, employees, representatives, contractors, workmen, mechanics, suppliers, customers, guests, licensees, invitees, subtenants, assignees and all of their respective successors and assigns or any party claiming by, through or under any of them.

Section 19.2    Tenant’s Covenants with Respect to Environmental Matters. During the Term, Tenant, at its sole cost and expense, shall:

    (a)        comply with all Environmental Laws relating to the use and operation of the Leased Premises;

    (b)        not install or operate any above or below ground tank, sump, pit, pond, lagoon, or other storage or treatment vessel or device to be used in connection with Hazardous Materials on the Leased Premises without prior written notice to Landlord and except as used in the course of Tenant’s business and in compliance with all applicable Environmental Laws, including obtaining such permits as may be required by such Environmental Laws;

    (c)        not handle, use, generate, treat, dispose of, or permit the use, handling, generation, treatment, storage, or disposal of any Hazardous Material in, on, under, around, or above the Leased Premises at any time during the Term, except as used in the course of Tenant’s business and in compliance with all applicable Environmental Laws, including obtaining such permits as may be required by such Environmental Laws (and notice of Landlord with respect to any permit so applied for);

    (d)        not use any above ground tank (including barrels and drums), of any size within or without the Leased Premises, except (i) in compliance with all Environmental Laws, and (ii) if, reasonably required by Landlord, secondary containment is provided; and

    (e)        upon the discovery of an Environmental Condition at, on, under or emanating from the Leased Premises:

1.        promptly, but not later than five (5) business days after the discovery of the Environmental Condition, notify Landlord of the Environmental Condition;

2.        if the Environmental Condition exists and (i) is not the responsibility of Landlord pursuant to Section 19.7 and (ii) was not existing as of the Commencement Date, Tenant shall promptly perform any required Environmental Remediation with respect to such Environmental Condition pursuant to the terms of this subparagraph (e) and prior to commencement of any Environmental Remediation, submit a proposed scope of work for the Environmental Remediation, together with a timetable and a cost estimate, to Landlord for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed;

3.        after obtaining Landlord’s approval diligently perform the approved Environmental Remediation, using an environmental consulting firm reasonably acceptable to Landlord;

4.        submit to Landlord in a timely manner for Landlord’s reasonable review and comment the documentation and information required by Sections 19.6 and 19.7 of this Lease relating to each phase of the Environmental Remediation, and pay all reasonable costs of Landlord described in Section 19,7(c);

5.        comply with applicable release reporting requirements under Environmental Law and provide Landlord with any information reasonably necessary for Landlord to comply with Environmental Law; and

6.        to the extent applicable, obtain a so called “no further remediation letter” or other acknowledgment from the federal, state, or local governmental agency with jurisdiction over the Environmental Condition that the Leased Premises have been fully remediated.

Section 19.3    Rights of Inspection. ln addition to Landlord’s other rights of entry, access and inspection contained in this Lease, Landlord and its agents and representatives shall have, upon reasonable prior notice given to Tenant and at reasonable hours (provided Tenant shall have the right to have a representative present at all times during such entry) , a right of entry and access to the Leased Premises for the purposes of (i) inspecting the documentation relating to Hazardous Materials or environmental matters maintained by Tenant or any occupant of the Leased Premises; (ii) ascertaining the nature of the activities being conducted on the Leased Premises and investigating whether Tenant is in compliance with its obligations under Article XIX of this Lease; (iii) determining the type, kind, and quantity of all products, materials, and substances brought onto the Leased Premises, or made or produced thereon, and (iv) performing such environmental investigations and assessments as Landlord may reasonably desire to perform. The investigation and assessments may also include reasonable subsurface or other invasive investigation of the Leased Premises, including, but not limited to, soil borings and sampling of site soil and ground or surface water for laboratory analysis, as may be reasonably recommended by the Landlord’s consultant as part of its inspection of the Leased Premises or based upon such other reasonable evidence of Environmental Conditions warranting such subsurface or other invasive investigation. Tenant will cooperate with Landlord and Landlord’s consultants and will supply, promptly upon request, any information reasonably requested to facilitate the completion of the environmental assessments and investigations. Landlord and its agents and representatives shall have the right to take samples in quantities sufficient for analysis of all products, materials, and substances present on the Leased Premises and shall also have the right to conduct other tests and studies as may be reasonably determined by Landlord to be appropriate in order to investigate whether Tenant is in compliance with its obligations under Article XIX. Any inspections and tests conducted in furtherance of this Section 19.3 shall (i) be at Landlord’s expense and (ii) use commercially reasonable efforts as to minimize interference with Tenant’s use or occupancy of the Leased Premises. Landlord agrees to promptly repair any material damage to the Leased Premises caused by Landlord’s exercise of its rights in this Section 19.3. ln any case, Landlord shall promptly advise Tenant of the existence of any identified Environmental Conditions and provide such information regarding any Environmental Conditions as to allow Tenant to ensure the health and safety of its employees and others present at the Leased Premises.

Section 19.4    Copies of Notices. During the Term, Landlord and Tenant shall promptly provide each other with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Environmental Claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions in progress, and other communications, written or oral, actual or threatened, received by such Tenant, Landlord or any occupant of the Leased Premises, from any federal, state, or local agency or authority, or any other entity or individual (including both governmental and non governmental entities and individuals), concerning (a) any actual or alleged release of any Hazardous Material on, to, or from the Leased Premises; (b) any actual or alleged violation of or responsibility under Environmental Laws with respect to the Leased Premises; or (c) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultrahazardous activity with respect to the Leased Premises.

Section 19.5    Tests and Reports. Upon written request by Landlord, Tenant shall provide Landlord, at Tenant’s expense, with (i) copies of all environmental reports and tests prepared or obtained by or for Tenant or any occupant of the Leased Premises; (ii) copies of transportation and disposal contracts (and related manifests, schedules, reports, and other information) entered into or obtained by Tenant with respect to any Hazardous Material at the Leased Premises ; (iii) copies of any permits issued to Tenant under Environmental Laws with respect to the Leased Premises; (iv) prior to filing, copies of any and all reports, notifications, and other filings to be made by Tenant or any occupant of the Leased Premises to any Federal, state, or local environmental authorities or agencies, and after filing, copies of such filings with respect to the Leased Premises; and (v) any other relevant documents and information with respect to environmental matters relating to the Leased Premises. Tenant shall be obligated to provide such documentation only to the extent that the documentation is within Tenant’s possession or control.

Section 19.6    Indemnification. Tenant shall reimburse, defend with counsel reasonably chosen by Landlord, indemnify, and hold Landlord and the Landlord Group free and harmless from and against any and all Environmental Claims, response costs, losses, liabilities, damages, costs, and expenses, including without limitation loss of rental income, loss due to business interruption, and reasonable attorneys’ and consultants’ fees, costs and expenses arising out of or in any way connected with any or all of the following:

    (a)        any Hazardous Material which is or was actually generated, stored, treated, released, disposed of, or otherwise located on or at the Leased Premises as a result of the act or omission of Tenant or any member of the Tenant Group (regardless of the location at which such Hazardous Material is now or may in the future be located or disposed of), including, but not limited to any and all (i) liabilities under any common law theory of tort, nuisance, strict liability, ultrahazardous activity, negligence, or otherwise based upon, resulting from or in connection with any Hazardous Material; (ii) obligations to take response, cleanup, or corrective action pursuant to any Environmental Laws; and (iii) the costs and expenses of investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing in accordance with Environmental Law;

    (b)        any actual or alleged illness, disability, injury, or death of any person, in any manner arising out of or allegedly arising out of exposure to any Hazardous Material or other substances or conditions present at the Leased Premises as a result of the act or omission of Tenant or any member of the Tenant Group (including, but not limited to, ownership, operation, and disposal of any equipment which generates, creates, or uses electromagnetic files, x rays, other forms of radiation and radioactive materials), regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself;

    (c)        any failure by Tenant to comply with any obligation under this Article XIX relating to an Environmental Condition for which Tenant is Remediating Party;

    (d)        the imposition of any lien for damages caused by, or the recovery of any costs for, the remediation or cleanup of any Hazardous Material as a result of the act or omission of Tenant or any member of the Tenant Group; and

    (e)        costs of removal of any and all Hazardous Materials from all or any portion of the Leased Premises, which Hazardous Materials came to be present at the Leased Premises, either as a result of the act or omission of Tenant or any member of the Tenant Group, or which otherwise came to be present at the Leased Premises during the term of this Lease (unless a result of any act of Landlord or the Landlord Group during the term of this Lease);

To the extent that any claim, event or circumstances set forth in clauses (a), (b), (d) and (e) above was caused (i) by an act of the Landlord or any member of the Landlord Group or (11) by the presence or existence of Hazardous Materials on the Leased Premises as of the Commencement Date (other than the presence or existence of Hazardous Materials on the Leased Premises which are part of the Machinery and Equipment or building systems and which are, as of the Commencement Date, in compliance with Environmental Law), such clauses (a), (b), (d) and (e) shall not be applicable.

Section 19.7    Landlord’s Obligation. In the event of an Environmental Condition resulting from the violation of any Environmental Law with respect to the Leased Premises by Landlord or any member of the Landlord Group, its tenants (other than Tenant), subtenants, concessionaires, licensees, agents, employees or invitees or any other Environmental Condition caused by such parties, Landlord shall, at its sole cost and expense, diligently perform the Environmental Remediation, provided that such Environmental Remediation shall (i) be reasonably approved by Tenant, (ii) conducted in a safe and workman like manner and (iii) be taken as to reasonably minimize interference with Tenant’s use or occupancy of the Leased Premises.

Section 19.8    Survival. The provisions of Article XIX shall survive the expiration or earlier termination of this Lease.

ARTICLE XX

FORCE MAJEURE

Section 20.1    Force Majeure. Neither Landlord nor Tenant shall be deemed in default with respect to any of the terms, covenants and conditions of this Lease on Landlord’s or Tenant’s part to be performed, other than the failure to make any payment of money due hereunder and within the reasonable control of the paying party, if such party’s failure to timely perform same is due in whole or in part to any civil disorder, failure of power, restrictive governmental laws and regulations, riots, acts of terrorism, insurrections, war, shortages, accidents, casualties, acts of God, acts caused directly by the other party hereto or such party’s agents, employees and invitees, or any other cause beyond the reasonable control of Landlord or Tenant, as applicable (each, a “Force Majeure Event”).

ARTICLE XXI

PURCHASE OPTION

In consideration of and as an inducement to Tenant to enter into this Lease, Landlord hereby grants to Tenant the option to purchase the Leased Premises (the “Purchase Option”) on and subject to the following terms and conditions:

Section 21.1    Term. During the Initial Term and the Extension Term, Tenant shall have the right to exercise the Purchase Option pursuant to the terms and conditions of this Article XXI.

Section 21.2    Purchase Price of the Lease Premises. If the Purchase Option is exercised by Tenant, the full purchase price of the Leased Premises shall be ***, unless Landlord and Tenant agree to a different purchase price. The purchase price shall be paid in one lump sum at the Closing (as hereinafter defined).

Section 21.3    Exercise of Purchase Option. Provided there is not an Event of Default by Tenant at the time of such exercise, Tenant may exercise the Purchase Option by giving Landlord written notice thereof at least eighteen (18) months prior to the expiration of the Initial Term.

Section 21.4    Closing and Possession. The closing of the conveyance of the Leased Premises to Tenant (the “Closing”) shall occur at such place as the Parties may mutually determine, on a date designated by Tenant on or prior to the last day of the Initial Term. In the event the Closing occurs other than on the last day of the Initial Term, Landlord shall be entitled to payment at Closing of ***. As of the Closing, this Lease shall terminate and be of no further force and effect.

Section 21.5    Condition of Title. Landlord shall convey title to the Leased Premises by warranty deed, free and clear of all liens, encumbrances, mortgages, easements, conditions, reservations and restrictions except: (a) those easements, conditions, reservations and restrictions existing on the effective date of this Lease and set forth on Exhibit “B” attached hereto; (b) those easements, conditions, reservations and restrictions imposed upon the Leased Premises with Tenant’s consent during the term of this Lease; (c) liens for Impositions not yet due and payable; (d) those exceptions to title which have been agreed to in writing by Tenant and (e) any title exceptions arising by reason of acts of the Tenant, including any subleases entered into by Tenant. Landlord shall furnish Tenant a policy of title insurance written by a title insurer reasonably acceptable to Tenant insuring the title to the Leased Premises, including all easements, free and clear of all defects except those specifically mentioned herein and the cost thereof shall be split evenly between Landlord and Tenant.

Section 21.6    Assignment of Purchase Option. Any assignment of this Lease permitted hereunder or consented to by Landlord shall constitute an assignment of the Purchase Option. Tenant may not retain this Purchase Option in the event it assigns this Lease, but such assignee shall be entitled to exercise the Purchase Option.

Section 21.7    Further Purchase Option. If Tenant shall elect to extend this Lease pursuant to Section 1.3 hereof, Tenant shall have an option to purchase the Leased Premises on the terms and conditions of Sections 21.2, 21.3, 21.4 and 21.5 hereof, provided that all references therein to the “Initial Term” shall be deemed to refer to the “Extension Term.”

Section 21.8    Memorandum of Purchase Option. Upon the request of Tenant, Landlord shall execute and deliver a memorandum of purchase option, in a form reasonably acceptable to Landlord and Tenant, evidencing the Purchase Option. At Tenant’s election and at Tenant’s sole cost and expense, such memorandum shall be recorded in the records of the county in which the Leased Premises are located.

ARTICLE XXII

DEFAULTS AND REMEDIES

Section 22.1    Defaults. Tenant agrees that any one or more of the following events shall be considered events of default (an “Event of Default”):

    (a)        Tenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Tenant asking reorganization of Tenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree or judgment or order shall not have been vacated or set aside within ninety (90) days from the date of the entry or granting thereof; or

    (b)        Tenant shall file or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws as now or hereafter amended, or Tenant shall institute any proceeding or shall give its consent to the institution of any proceedings for any relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

    (c)        Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant or any of the property of Tenant; or

    (d)        The Leased Premises are levied upon by any revenue officer or similar officer and such levy is not released within thirty (30) days; or

    (e)        A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated or set aside within ninety (90) days from the date of entry or granting thereof; or

    (f)        Tenant shall abandon the Leased Premises without complying with its payment of Rent and repair obligations hereunder; or

    (g)        Tenant shall default in any payment of Rent or in any other payment required to be made by Tenant hereunder or shall fait to maintain any insurance required of Tenant pursuant to Article VI hereunder and any such default shall continue for five (5) business days after notice thereof in writing to Tenant; or

    (h)        Tenant shall default in any payment required to be made by Tenant pursuant to the Machinery and Equipment Agreement, and any such default shall continue for five (5) business days after notice thereof in writing to Tenant; or

    (i)        Subject to the terms of Section 22.2 below, Tenant shall default in keeping, observing or performing any of the other material covenants or material agreements herein contained to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant.

Section 22.2    Tenant’s Opportunity to Cure. If Tenant defaults under Section 22.1(h), and such default cannot with due diligence be cured within a period of thirty (30) days, and if notice thereof in writing shall have been given to Tenant, and if Tenant, prior to the expiration of thirty (30) days from and after the giving of such notice, commences to eliminate the cause of such default and proceeds diligently and with reasonable dispatch to take all steps and do all work required to cure such default and does so cure such default, then an Event of Default shall not be deemed to have occurred; provided, however, that Tenant’s right to cure hereunder shall not extend beyond the expiration of the Lease term, and provided further that the curing of any default in such manner shall not be construed to limit or restrict Landlord’s remedies for any other default which becomes an Event of Default.

Section 22.3    Remedies. Upon the occurrence of any one or more Events of Default, Landlord may at its election terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease. Upon termination of the Lease, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Leased Premises immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord the full and free right, without demand or notice of any kind to Tenant (except as hereinabove expressly provided for), to enter into and upon the Leased Premises in such event with process of law and to repossess the Leased Premises as Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the Leased Premises without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer, without incurring any liability for any damage resulting therefrom and without relinquishing Landlord’s rights to Rent or any other right given to Landlord hereunder or by operation of law. Upon termination of the Lease, Landlord shall be entitled to recover as damages all Rent and other sums due and payable by Tenant on the date of termination, plus an amount equal to the value of the Rent and other sums provided herein to be paid by Tenant for the residue of the stated term hereof, less the fair rental value of the Leased Premises for the residue of the stated term (taking into account the time and expenses reasonably necessary to obtain a replacement tenant or tenants, including expenses hereinafter described relating to recovery of the Leased Premises, preparation for reletting and for reletting itself). If Landlord elects to terminate Tenant’s right to possession only without terminating the Lease, Landlord may, at Landlord’s option, enter into the Leased Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as hereinafter provided, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from Tenant’s obligations to pay the Rent and other sums provided herein to be paid by Tenant for the full term or from any other of its obligations under this Lease. Landlord may relet all or any part of the Leased Premises for such Rent and upon such terms as shall be satisfactory to Landlord (including the right to relet the Leased Premises as a part of a larger area, and the right to change the character or use made of the Leased Premises). For the purpose of such reletting, Landlord may decorate or make any repairs, changes, alterations or additions in or to the Leased Premises that may be reasonably necessary. If Landlord does not relet the Leased Premises, Tenant shall pay to Landlord on demand damages equal to the amount of the Rent, and other sums provided herein to be paid by Tenant for the remainder of the Lease term. If the Leased Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the expenses of such decorations, repairs, changes, alterations, additions, the expenses of such reletting and the collection of the Rent accruing therefrom (including, but not by way of limitation, attorneys’ fees and brokers’ commissions), to satisfy the Rent and other sums herein provided to be paid for the remainder of the Lease term, Tenant shall pay to Landlord on demand any deficiency and Tenant agrees that Landlord may file suit to recover any Rent or other sums falling due under the terms of this Section from time to time. Landlord shall, to the extent required by Alabama law, exercise reasonable efforts to mitigate its costs incurred and damages in connection with any Tenant Event of Default.

Section 22.4    Liquidated Damages. It is stipulated and agreed that in the event of the termination of this Lease pursuant to Section 22.3 hereof, Landlord shall forthwith, at its election, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the Rent reserved hereunder for the unexpired portion of the Term demised and the fair and reasonable value of the Leased Premises for the same period. In the computation of such damages the difference between any installment of Rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the Leased Premises for the period for which such installment was payable shall be discounted to the date of termination at the rate of four (4%) per annum. If the Leased Premises or any part thereof be re-let by Landlord for the unexpired term of this Lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be deemed to be the fair and reasonable rental value for the part or the whole of the Leased Premises so re-let during the term of the re-letting.

Section 22.5    Landlord’s Right to Cure. Landlord may, but shall not be obligated to, cure any default that Tenant has not cured after the expiration of all applicable notice and cure periods (specifically including, but not by way of limitation, Tenant’s failure to obtain insurance, make repairs, or satisfy lien claims); and whenever Landlord so elects, all reasonable out-of-pocket costs and expenses paid by Landlord in curing such default, including without limitation reasonable attorneys’ fees, shall be so much Additional Rent due on the next rent date after such payment.

Section 22.6    Remedies Cumulative. Except for the liquidated damages in Section 22.4, no remedy herein or otherwise conferred upon or reserved to Landlord shall be considered to exclude or suspend any other remedy but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord may be exercised from time to time and so often as occasion may arise or as may be deemed expedient

Section 22.7    No Waiver. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or be construed to be a waiver of any such default or any acquiescence therein. No waiver of any breach of any of the covenants of this Lease shall be construed, taken or held to be a waiver of any other breach, or as a waiver, acquiescence in or consent to any further or succeeding breach of the same covenant. The acceptance by Landlord of any payment of Rent after the termination by Landlord of this Lease or of Tenant’s right to possession hereunder shall not, in the absence of agreement in writing to the contrary by Landlord, be deemed to restore this Lease or Tenant’s right to possession hereunder, as the case may be, but shall be construed as a payment on account, and not in satisfaction of damages due from Tenant to Landlord.

ARTICLE XXIII

MACHINERY AND EQUIPMENT

Section 23.1    Equipment Operation. Tenant shall be responsible and liable for the safe and proper operation of any and all equipment within or comprising a part of the Leased Premises, and shall be responsible for any training necessary for said safe and proper operation of equipment which shall include, but not be limited to, any conveyance devices such as top running electric cranes, hoists, jib cranes, forklifts, or heaters (if any). Any liabilities resulting from the operation of said equipment shall be the sole responsibility of Tenant, except to the extent that any such liability was caused by the an act or omission to act by Landlord.

ARTICLE XXIV

WAIVER OF SECURITY INTEREST;

RIGHT TO DEAL WITH PROPERTY OF TENANT

Section 24.1    Waiver of Security Interest; Tenant’s Personalty. Landlord expressly waives any statutory landlord lien rights and agrees that this Lease shall not create any contractual lien of Landlord with respect to Tenant’s removable trade fixtures, furnishings or other personal property of Tenant located at the Leased Premises. No exertion of control by Landlord or its agents or contractors over Tenant’s inventory, equipment or other personal property located in the Leased Premises, whether or not owned by Tenant (“Tenant’s Personalty”), by reason of Landlord’s exercise of its rights to repossess the Leased Premises shall ever be deemed a conversion of Tenant’s Personalty as long as Landlord substantially complies with the requirements of this Section 24.1. If Landlord repossesses the Leased Premises pursuant to the authority herein granted, with or without terminating the Lease, then, unless Tenant makes arrangements to remove and does move Tenant’s Personalty out of and off of the Leased Premises within thirty (30) days after Landlord’s repossession of the Leased Premises and the giving of written notice of such repossession pursuant to the notice provisions of this Lease, Landlord shall have the right (i) to remove and store, at Tenant’s expense, all of Tenant’s Personalty found at the Leased Premises, including that which is owned by or leased to Tenant (without obligation to investigate third party claims thereon), and (ii) to dispose of such un-reclaimed Tenant Personalty left in the Leased Premises, the same being deemed at Landlord’s election to have been sold to Landlord by this Lease as if it were a bill of sale (Tenant hereby granting, selling and conveying such property to Landlord with general warranty of title upon Landlord making an entry in its records of its election under this clause (ii)), without obligation to account to Tenant for any proceeds thereof or the method of sale or other disposal thereof or any obligation to obtain any value therefor. Landlord also shall have the right (but no obligation) to relinquish possession of all or any portion of such Tenant Personalty to any person (“Claimant”) who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such Tenant Personalty, without the necessity on the part of Landlord to inquire into the authenticity or legality of said instrument. The rights of Landlord herein stated shall be in addition to any and all other rights that Landlord has or may hereafter have at law or in equity (and not waived pursuant to the first sentence of this Section 24.1); and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable. Tenant further agrees to indemnify, defend and hold harmless Landlord (which obligations of Tenant shall survive termination of this Lease) from and against any and all claims by any third party owner or lienholder on property of Tenant that is disposed of by Landlord pursuant to this Section.

ARTICLE XXV

MISCELLANEOUS

Section 25.1    Estoppel Certificates. Tenant and Landlord shall each at any time and from time to time upon not less than ten (10) business days prior written request from the other party, execute, acknowledge and deliver to the requesting party, in a form reasonably satisfactory to the requesting party, a written statement certifying (if true) that Tenant has accepted the Leased Premises, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that, to the party’s knowledge, neither Landlord or Tenant is not in default hereunder, the date to which Rent has been paid in advance, if any, and such other accurate certifications as may reasonably be required by Landlord or Tenant.

Section 25.2    Amendments Must Be in Writing. None of the covenants, terms or conditions of this Lease shall be altered, waived, modified, changed or abandoned except by a written instrument, duly executed and delivered by a duly authorized officer or a duly authorized agent of each of the parties hereto.

Section 25.3    Notices. All notices, demands, requests, consents, approvals and other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested or delivered by reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 25.3. Any such Notice shall be deemed to have been received (a) when received or refused if such Notice is mailed by certified or registered United States mail, postage prepaid, return receipt requested, or (b) the next business day if sent by an overnight commercial courier, in each case addressed to the parties with confirmed receipt of delivery; as follows:

If to Landlord:	The Retirement Systems of Alabama 201 South Union Street Montgomery, Alabama 36130 Attention: Hunter Harrell

With a copy to:	Kelley Drye & Warren LLP 101 Park Avenue New York, New York 10178 Attention: George Marchese

If to Tenant:	Navistar, Inc. 2701 Navistar Road Lisle, IL 60532 Attention: General Counsel

With a copy to:	Jones Day 77 West Wacker Drive Chicago, Illinois 60601 Attention: Brian L. Sedlak, Esq.

Section 25.4    Short Form Lease. This Lease shall not be recorded, but the parties agree, at the request of either of them, to execute a Short Form Lease for recording, containing the names of the parties, the legal description and the term of the Lease.

Section 25.5    Time of Essence. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

Section 25.6    Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture, by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of landlord and tenant.

Section 25.7    Captions. The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope and intent of the provisions hereof.

Section 25.8    Severability. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 25.9    Applicable Law/Jurisdiction. This Lease shall be construed and enforced in accordance with the laws of the State of New York without regard to conflict of law provisions except as to matters relating to the creation of the leasehold estate hereunder and the exercise of rights and remedies with respect thereto, which shall be governed by and construed in accordance with the laws of the state of Alabama. Any legal suit, action or proceeding arising out of or based upon this agreement, the other transaction documents or the transactions contemplated hereby or thereby may be instituted in the Federal Courts of the United States of America or the courts of the State of New York in each case located in the city of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. the parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 25.10    Covenants Binding on Successors. All of the covenants, agreements, conditions and undertakings contained in this Lease shall extend and inure to and be binding upon the successors and assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the successors and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority, other than the parties hereto, their successors and assigns, any right, claim or privilege by virtue of any covenant, agreement, condition or undertaking in this Lease contained.

Section 25.11    Brokerage. Tenant and Landlord each represent and warrant to the other party that they have had no dealings with any broker or agent in connection with this Lease. Tenant and Landlord each covenant to pay, hold harmless, indemnify and defend the other party from and against any and all costs, expenses or liability (including, without limitation, reasonable attorney’s incurred by the other party) for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof.

Section 25.12    Intentionally Omitted

Section 25.13    Signs. Tenant shall have the right to place signs for its business on the exterior of the Leased Premises. All Tenant exterior signs must be constructed, installed and kept by Tenant, at Tenant’s sole cost and expense, in compliance with all applicable laws, rules and regulations pertaining thereto, in good condition and repair, and with all required permits and licenses therefore in full effect, and the same shall not be used by any party other than Tenant. Landlord gives no representation, warranty or assurance of any kind to Tenant that such exterior signs will be able to be kept or maintained in such locations under the laws and regulations that exist or come into effect from time to time, and Landlord shall have no liability to Tenant whatsoever should the same be denied by law at any time. Tenant shall be responsible for the maintenance and repair, at Tenant’s sole cost and expense, of any signs erected by Tenant hereunder.

Section 25.14    Attorneys’ Fees. In the event of any litigation between Landlord and Tenant with respect to this Lease, the non-prevailing party in such litigation shall pay the reasonable attorneys’ fees and court costs and expenses of the prevailing party.

Section 25.15    Compliance with Law. Tenant shall comply with all orders, ordinances, regulations and laws of the municipal corporation and other governmental authorities that are applicable to the Leased Premises and/or Tenant’s use of the Leased Premises, whether requiring alterations or improvements of a capital nature or otherwise.

Section 25.16    No Waiver. Except as otherwise expressly stated to the contrary elsewhere herein, no waiver by Landlord or Tenant of any default or breach of any term, covenant, condition, agreement, provision, or stipulation herein contained shall constitute a waiver of any subsequent default or breach of the same or any other term, covenant, condition, agreement, provision or stipulation hereof.

Section 25.17    Entire Agreement; Exhibits. This Lease embodies the entire contract between the parties hereto relative to the subject matter hereof, and all prior discussions, negotiations, agreements, representations, assurances and/or proposals, if any, prior to the date hereof are hereby merged out of existence and rendered void and of no force or effect whatsoever. All exhibits referred to in this Lease and attached hereto are incorporated herein for all purposes.

Section 25.18    Limited Recourse. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Leased Premises and the proceeds of any liability insurance policies of Landlord related to such claim(s), and Tenant agrees to look solely to Landlord’s interest in the Leased Premises and such claim-related insurance proceeds, if any, for the recovery of any judgment from Landlord, it being expressly understood and agreed that Landlord shall never be personally liable for any judgment or deficiency, WHETHER OR NOT THE CLAIM IN QUESTION AROSE, IN WHOLE OR IN PART, FROM THE NEGLIGENCE (WHETHER INDEPENDENT, CONCURRENT, JOINT, COMPARATIVE OR OTHERWISE) OF LANDLORD OR ANY PARTY FOR WHOLE ACTIONS LANDLORD IS LEGALLY LIABLE. This clause shall not be deemed to limit or deny any remedies that Tenant may have in the event of a default by Landlord hereunder which do not involve the personal liability of Landlord in damages.

Section 25.19    Waiver of Implied Warranties. TENANT HEREBY AGREES, AS A MATERIAL PART OF THE CONSIDERATION FOR LANDLORD’S ENTERING INTO THIS LEASE, THAT EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.2, LANDLORD HAS MADE NO WARRANTIES TO TENANT (OR ANY OF TENANT’S EMPLOYEES OR AGENTS) REGARDING THE CONDITION OF THE PREMISES, EITHER EXPRESS OR IMPLIED, AND LANDLORD HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY (INCLUDING ANY IMPLIED WARRANTY) THAT THE PREMISES ARE OR WILL BE SUITABLE FOR TENANT’S INTENDED USE THEREOF. TENANT AGREES THAT TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, BUT THAT TENANT WILL CONTINUE TO PAY RENT WHEN DUE HEREUNDER, WITHOUT ABATEMENT, SET-OFF OR DEDUCTION, EXCEPT AS OTHERWISE PROVIDED IN SECTION 7.1, 8.2, 9.4, 25.24, NOTWITHSTANDING ANY BREACH OR ALLEGED BREACH BY LANDLORD OF ANY OF ITS EXPRESS OBLIGATIONS UNDERTAKEN IN THIS LEASE.

Section 25.20    Waiver Of Jury Trial. LANDLORD AND TENANT HEREBY IRREVOCABLY WAIVE, TO THE FULL EXTENT PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY IN CONNECTION WITH ANY ACTION, LEGAL PROCEEDING OR HEARING WITH RESPECT TO THIS LEASE, AND SUCH WAIVER SHALL BE EFFECTIVE WITH RESPECT TO BOTH PARTIES AND ANY PARTY THAT MAY CLAIM THROUGH LANDLORD AND TENANT. BOTH LANDLORD AND TENANT HAVE READ THIS PARAGRAPH, HAVE BEEN REPRESENTED BY COMPETENT LEGAL COUNSEL OF THEIR CHOICE, AND THE WAIVERS MADE IN THIS PARAGRAPH HAVE BEEN MA DE KNOWINGLY, INTENTIONALLY AND WILLINGLY AND AS PART OF THE CONSIDERATION FOR THIS LEASE. NEITHER LANDLORD NOR TENANT HAS ANY KNOWLEDGE OF ANY DEFENSE THAT MAY BE MADE AGAINST ENFORCEMENT OF THIS WAIVER AND AGREEMENT

Section 25.21    Landlord Approval. Whenever under this Lease the consent or approval of Landlord is required, Tenant shall be entitled to rely on approval or consent from either of The Teachers’ Retirement Systems of Alabama or The Employees’ Retirement System of Alabama and Tenant shall not be required to obtain the consent or approval of both such parties. For the avoidance of doubt, the approval or consent from one either The Teachers’ Retirement Systems of Alabama or The Employees’ Retirement System of Alabama shall be deemed the consent of Landlord for all purposes hereunder. To the extent any approval or consent of Landlord is required hereunder with respect to any matter and Landlord shall fail to respond to Tenant’s request for such approval or consent within thirty (30) days, Tenant shall send Landlord a second written notice requesting such approval or consent and if Landlord shall fail to respond to such second notice within ten (10) days, Landlord shall be deemed to have approved or consented to such matter.

Section 25.22    Tenant’s Self-Help Rights. In the event Landlord fails to comply with any of the terms, conditions or provisions of this Lease, including without limitation Landlord’s obligations pursuant to Section 19.7, and such failure continues for more than thirty (30) days after notice thereof from Tenant (or such shorter period as is reasonable in the case of an emergency or such longer period if Landlord commences to complete such obligation and proceeds diligently and with reasonable dispatch to complete such obligation), Tenant shall have all available rights and remedies provided at law or in equity and, without limiting the foregoing, Tenant may perform the obligation which Landlord has failed to perform and Landlord shall reimburse Tenant for any costs and expenses incurred by Tenant for such performance within thirty (30) days after Tenant’s written demand therefor, which demand shall include reasonable documentation evidencing such amounts owed to Tenant.

Section 25.23    Landlord’s Breach. In the event Landlord breaches any of the representations, warranties or covenants hereunder (including any breach of the representations set forth in Sections 2.2(e) or 2.2(f) and such breach results in any costs, losses, damages or liabilities to Tenant (whether arising as a third party cost or otherwise, but excluding consequential damages) then Landlord shall reimburse Tenant for any such costs, losses, damages or liabilities within thirty (30) days after Tenant’s written demand therefor, which demand shall include reasonable documentation evidencing such amounts owed to Tenant.

Section 25.24    Landlord’s Payment or Tenant’s Offset Right.

    (a)          If Landlord shall fail to pay any amounts due to Tenant under (i) this Lease, including without limitation pursuant to any indemnification provisions or pursuant to Sections 5.5, 25.22 or 25.23 above, or (ii) the M&E Agreement (including any indemnification thereunder) (either such failure, a “Claim”), in each case within thirty (30) days of when due, then Tenant shall give Landlord written notice of such Claim and Landlord shall have fifteen (15) days to notify Tenant in writing that it in good faith disputes such Claim and the reasons therefor. If Landlord shall fail to so notify Tenant of its objection to the Claim, Tenant shall have the rights set forth in Section 25.24(b) below. I f Landlord shall so notify Tenant of its objection to such Claim, the parties shall negotiate in good faith in order to seek resolution to such Claim. If the parties are unable to resolve such Claim within thirty (30) days after Landlord’s notice of its objection, either party may request arbitration by giving notice to that effect to the other party, and both parties shall promptly thereafter jointly apply to the American Arbitration Association (or any organization successor thereto) in the City and County of New York for the appointment of a single arbitrator acceptable to both parties. The arbitration shall be conducted in accordance with the then prevailing rules of the American Arbitration Association (or any organization successor thereto) in the City and County of New York. In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement or the Lease. The decision of the arbitrator shall be binding upon all parties to the dispute and a judgment therefor may be entered by either party in a court having jurisdiction thereof. All the expenses of the arbitration shall be borne by the parties equally, provided that each party shall bear their own legal costs.

    (b)          In the event (i) Landlord fails to object to Tenant’s notice of a Claim within the fifteen (15) day period described above or (ii) the arbitrator shall make an award to Tenant based on such Claim, Landlord shall pay any amounts owed to Tenant on such Claim within thirty (30) days after either of the foregoing events, and if Landlord shall fait to make such payment Tenant shall have the right to offset such amount against any amounts due hereunder.

EXECUTED by the parties on the respective dates specified beneath their respective signatures below, to be effective as of the Effective Date.

LANDLORD:

THE TEACHERS’ RETIREMENT SYSTEMS OF ALABAMA,
an instrumentality of the State of Alabama,

By:	/s/ David G. Bronner
	Name:	David G. Bronner
	Title:	Chief Executive Officer

Execution Date: 9/28/2011

THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA,
an instrumentality of the State of Alabama

By:	/s/ David G. Bronner
	Name:	David G. Bronner
	Title:	Chief Executive Officer

Execution Date: 9/28/2011

TENANT:

NAVISTAR, INC.

By:	/s/ Andrew J. Cederoth
	Name:	Andrew J. Cederoth
	Title:	Executive Vice President
and Chief Financial Officer

Execution Date: September 29, 2011

EXHIBIT “A”

LEGAL DESCRIPTION OF THE LAND

A parcel of land situated in Sections 2 and 3, Township 4 South, Range 13 West and in Sections 34 and 35, Township 3 South, Range 13 West, Colbert County, Alabama, being more particularly described as follows:

Commence at a rebar in pavement at the Southeast comer of Section 3, Township 4 South, Range 13 West and run North 00°06’00”East along the East line of said section a distance of 1294.94 feet to the Northerly line of a Norfolk-Southern Railroad right of way; thence run North 75°37’54”West along said Northerly right of way a distance of 503.95 feet to the Point of Beginning of the herein described parcel; thence continue along the last described course along said Northerly right of way a distance of 3327.97 feet to a point on the Easterly right of way of Haley Road; thence run North 17°19’54”East along said Easterly right of way a distance of 276.21 feet; thence run North 17°06’10”East along said Easterly right of way a distance of 458.96 feet; thence run North 72°53’50”West along said Easterly right of way a distance of 35.00 feet; thence run North 17°06’10”East along said Easterly right of way a distance of 2000.00 feet; thence run North 27°01’45”East along said Easterly right of way a distance of 203.04 feet; thence run North 17°06’10”East along said Easterly right of way a distance of 600.00 feet; thence run North 72°53’50”West along said Easterly right of way a distance of 30.00 feet; thence run North 17°06’10”E,ast along said Easterly right of way a distance of 1185.55 feet to the beginning of a curve to the left having a central angle of 14°04’14”, a radius of 1320.48 feet, a chord of 323.46 feet and a chord bearing of North 10°04’04”East; thence run along the arc of said curve a distance of 324.28 feet; thence run tangent to said curve North 03°01’57”East along said Easterly right of way a distance of 2200.92 feet; thence run South 86°46’56” East a distance of 284.37 feet; thence run South 67°29’45”East a distance of 3810.29 feet to the beginning of a curve to the right having a central angle of 68°38’14”, a radius of 460.00 feet a chord of 518.69 feet and a chord bearing of South 33°10’38”East; thence run along the arc of said curve a distance of 551.06 feet; thence run tangent to said curve South 01°08’30”West a distance of 830.04 feet to the beginning of a curve to the right having a central angle of 43°48’02”, a radius of 575.00 feet, a chord of 428.94 feet and a chord bearing of South 23°02’30”West; thence run along the arc of said curve a distance of 439.57 feet; thence run tangent to said curve South 44°56’31”West a distance of 562.16 feet to the beginning of a curve to the left having a central angle of 34°39’08”, a radius of 755.00 feet, a chord of 449.69 feet and a chord bearing of South 27°36’58”West; thence run along the arc of said curve a distance of 456.62 feet; thence run tangent to said curve South 10°17’24”West a distance of 29.22 feet to the North line of Section 2, Township 4 South, Range 13 West; thence run South 88°41’29”East along said North line a distance of 50.95 feet thence run along the arc of a curve to the left having a central angle of 25’41’18”, a radius of 705.00 feet, a chord of 313.44 feet and a chord bearing of South 04°16’58”East a distance of 3 I 6,08 feet; thence run tangent to said curve South 17°07’38”East a distance of 101.99 feet to the beginning of a curve to the right having a central angle of 17°04’09”, a radius of 920.00 feet, a chord of 273.07 feet and a chord bearing of South 08°35’33”East; thence run along the arc of said curve a distance of 274.08 feet; thence run tangent to said curve South 00°03’29”East a distance of 1243.19 feet to the beginning of a curve to the right having a central angle of 90°57’26”, a radius of 335.00 feet, a chord of 477.70 feet and a chord bearing of South 45°25’14”West; thence run along the arc of said curve a distance of

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531.81 feet; thence run tangent Co said curve North 89°06’03”West a distance of 535.38 feet to the beginning of a curve to the left having a central angle of 86°32’47”, a radius of 415.00 feet, a chord of 568.95 feet and a chord bearing of South 47°37’34” West; thence run along the arc of said curve a distance of 626.87 feet; thence run South 89°06’03”East a distance of 8.70 feet; thence run South 00°11’29”East a distance of 702.89 feet to the beginning of a curve to the right having a central angle of 55°12’35”, a radius of 345.00 feet, a chord of 319.73 feet and a chord tearing of South 27°24’49” West; thence run along the arc of said curve a distance of 332.44 feet; thence run tangent to said curve South 55°01’12”West a distance of 233.21 feet to the beginning of a curve to the left having a central angle of 29°45’02”, a radius of 380.00 feet, a chord of 195.10 feet and a chord bearing of South 40°08’41” West; thence run along the arc of said curve a distance of 197.31 feet to the point of beginning, containing 637.74 acres, more or less.

Less and Except 0.92 acres to Colbert County (Fiche 2004-19, Frame 646); also less and except 0.58 acres to Deron Brown (Fiche 9823, Frame 618).

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EXHIBIT “B”

EXCEPTIONS TO TITLE

1.	Matters that would be disclosed on an updated, accurate survey of the Premises.

2.	Real property taxes on the Premises that are a lien but not yet due and payable.

3.	Transmission line easement to Alabama Power Company dated September 30, 1924 and recorded in Deed Book 50, Page 185.

4.	Easement for electric transmission lines conveyed to Alabama Power Company dated October 1, 1924 and recorded in Deed Book 50, Page 190.

5.	Right of way for ingress and egress along the south boundary as reserved in Deed Book 367, Page 793.

6.	Easement for electric power transmission lines conveyed to the United States of America on July 14, 1965 and recorded in Deed Book 285, Page 535.

7.	Railroad Spur Easement and Use Agreement conveyed to SCA Tissue North America, LLC, dated August 5, 2004 and recorded at Microfiche 2004-27, Frame 617.

8.

Easement and right of way for electric power transmission lines in condemnation proceedings styled United States v. C.J. Jackson, John Ella Jackson, his wife and Arwilda Jackson, filed June 28, 1962 and recorded in Deed Book 271, Pages 71-74.

9.	Sheffield Utilities power transmission easement 25 feet in width parallel to and north of the Norfolk Southern Railroad right of way.

10.

Barton Water Board water line easement with the Sheffield power transmission easement referred to in directly proceeding Item 7, as shown on survey by Billy S. Shoemaker, Professional Surveyor, dated May 6, 2007 and revised July 16, 2007.

11.	Right of way and easement 50 feet in width conveyed to North Alabama Gas District, dated September 26, 2007, and recorded at Microfiche Record 2007-33, Frames 597, et. seq.

12.	Right of way for public road dated June 4, 2008 and recorded in OFRD Book 2008, page 10290.

13.	Easement granted to the City of Sheffield from Shoals Economic Development Authority, dated October 27, 2009 and recorded on August 24, 2010 and recorded in Book 2010 at Page 18298-18303.

14.	Easement granted to North Alabama Gas District from National Alabama Corporation, dated November 2, 1010 and recorded on November 2, 2010 and recorded in Book 2010 at Page 24798-24804.

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